Exhibit 99.1

Change of Chief Financial Officer of Hanmi Financial Corporation

LOS ANGELES--(BUSINESS WIRE)--November 2, 2012--Hanmi Financial Corporation (NASDAQ:HAFC) (“Hanmi”), the holding company for Hanmi Bank (the “Bank”), today announced that Lonny Robinson is resigning as Executive Vice President and Chief Financial Officer of Hanmi and the Bank to pursue another professional opportunity, effective November 13, 2012.

Hanmi also announced that the Board of Directors has appointed Shick (Mark) Yoon as interim Chief Financial Officer, effective November 13, 2012. Mr. Yoon currently serves as Hanmi’s Senior Vice President and Chief Strategy Officer and will continue in those roles while he serves as interim Chief Financial Officer. Mr. Yoon has served at Hanmi since 2008, and previously held the positions of Deputy Chief Financial Officer, Treasurer and Senior Planning Officer. Hanmi intends to appoint a permanent Chief Financial Officer in the future.

“We wish to thank Lonny for his dedication and service over the past year,” said Jay Yoo, President and Chief Executive Officer of Hanmi. “Lonny’s business and financial acumen helped Hanmi reach several milestones in the past year, including achieving eight consecutive quarters of profitability, consummation of a significant capital raise, and termination of our Memorandum of Understanding with the California Department of Financial Institutions. We wish Lonny the best of luck.”

“I feel fortunate to have served this great company,” Mr. Robinson said. “I'm very proud of what I was able to accomplish at Hanmi together with the rest of our talented management team, and I feel like I'm leaving Hanmi well positioned for future growth and ready to take the next step in its evolution.”

About Hanmi Financial Corporation

Headquartered in Los Angeles, Hanmi Bank, a wholly-owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and a loan production office in Washington State. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize stockholder value. Additional information is available at www.hanmi.com.

CONTACT:
Hanmi Financial Corporation
David Yang, Vice President & Corporate Strategy Officer, 213-637-4798